Exhibit 10.2

PERFORMANCE SHARE AWARD AGREEMENT

PURSUANT TO THE

GORDMANS STORES, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN

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Participant:

Grant Date:

Number of Performance Shares granted:

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THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Gordmans Stores, Inc., a Delaware corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Performance Shares provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Performance Share Award.

(a) The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Performance Shares specified above, subject to the Company’s total shareholder return (TSR) determined during the Performance Measurement Period (Fiscal 2015 through Fiscal 2017). The number of unrestricted shares of common stock to be delivered to the Participant after the vesting period will be determined based upon the Company’s TSR during the Performance Measurement Period compared to the Comparator Group (defined below) on the following sliding scale:

Percentile Ranking of Performance Group	Performance Shares Earned (Prorated)
100%	200%
75%	150%
50%	100%
25%	25%
< 25%	0%

(b) The Comparator Group is defined as a select group of department stores, home fashion and apparel retailers that are included in the S&P 1500 Retail Index. At the beginning of Fiscal 2015, those companies are as follows:

S&P 1500 Retail Index Department Stores
Dillard’s, Inc.	Macy’s, Inc.
J.C. Penney Corporation, Inc.	Nordstrom, Inc.
Kohl’s Corporation
S&P 1500 Retail Index Apparel and Home
Abercrombie & Fitch Co.	Foot Locker, Inc.
Aeropostale, Inc.	The Gap, Inc.
American Eagle Outfitters, Inc.	Genesco, Inc.
Ann Inc.	Kirkland’s
Ascena Retail Group, Inc. (Dress Barn)	The Men’s Wearhouse, Inc.
Bed, Bath and Beyond Inc.	Ross Stores, Inc.
The Buckle, Inc.	Stage Stores
The Cato Corporation	Steinmart Inc.
Chico’s FAS, Inc.	The TJX Companies, Inc.
The Children’s Place Retail Stores, Inc.	Urban Outfitters, Inc.

(c) Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. Subject to Section 5, the Participant shall not have the rights of a stockholder in respect of the shares underlying this Award until such shares are delivered to the Participant in accordance with Section 4.

3. Vesting.

(a) The Performance Shares subject to this grant shall cliff vest on the first day of the fiscal year after the Performance Measurement Period, provided the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates. There shall be no proportionate or partial vesting in the periods prior to the vesting date and all vesting shall occur only on the specified vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on the specified vesting date.

(b) Certain Terminations. All unvested Performance Shares shall immediately become vested upon a Termination due to (i) the Participant’s death or (ii) the Participant’s Disability, at the value measured on the date of Termination.

(c) Change in Control. All unvested Performance Shares shall immediately become vested upon a Change in Control, at the value measured on the date of the Change in Control; provided the Participant is continuously employed by the Company or its Subsidiaries through such date.

(d) Effect of Detrimental Activity. The provisions of Section 8.1 of the Plan regarding Detrimental Activity shall apply to the Restricted Stock.

(e) Forfeiture. Other than as specifically set forth in Section 3(b), all unvested Performance Shares shall be immediately forfeited upon the Participant’s Termination for any reason.

4. Delivery of Unrestricted Shares. When Performance Shares awarded by this Agreement become vested, the Participant shall be entitled to receive unrestricted shares of commons stock free of any legend restricting the transfer of such shares (except any legends requiring compliance with securities laws).

5. Dividends and Other Distributions; Voting. Participants holding Performance Shares shall be not be entitled to receive dividends and other distributions paid with respect to such shares, nor shall the Participant be entitled to voting rights with respect to the Performance Shares granted hereunder.

6. Non-transferability. The Performance Shares, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Performance Shares, or the levy of any execution, attachment or similar legal process upon the Performance Shares, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7. Non-Competition Covenant. In consideration of the Performance Shares being granted herein, the Participant agrees that during the Participant’s service as an employee of the Company or its Affiliates and for the six-month period thereafter, the Participant shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or advisor to, or in any other capacity, or in any manner, own, control, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm or entity that engages in any activity which competes directly or indirectly with any business of the Company or its Subsidiaries (collectively, the “Company Business”) anywhere in the U.S. or any other country in which the Company Business was conducted or related sales were effected during the preceding two (2) years. This Section 7 will not apply and will not be enforced by the Company with respect to post-Termination activity by the Participant that occurs in California or in any other state in which this prohibition is not enforceable under applicable law.

8. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

9. Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Performance Shares and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.

10. Securities Representations. The shares of Common Stock being issued to the Participant upon vesting of the Performance Shares and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), and in connection therewith the Company is relying in part on the Participant’s representations set forth in this Section 10.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Act, the shares of Common Stock must be held indefinitely unless an exemption from any applicable resale restriction is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the shares of Common Stock and the Company is under no obligation to register the shares of Common Stock (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Act, the Participant understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the shares of Common Stock may be made only in limited amounts in accordance with such terms and conditions.

11. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

12. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

13. Acceptance. As required by Section 8.2 of the Plan, the Participant shall forfeit the Performance Shares if the Participant does not execute this Agreement within a period of sixty (60) days from the date the Participant receives this Agreement (or such other period as the Committee shall provide).

14. No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

15. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Performance Shares awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

16. Compliance with Laws. The issuance of the Performance Shares or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Performance Shares or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

17. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the shares of Performance Shares are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

18. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

19. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

21. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

23. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of Restricted Shares made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Performance Shares awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GORDMANS STORES, INC.

By:

Name:

Title:

PARTICIPANT

Name:

Social Security Number: